EXHIBIT 10.26

FORM OF CREDITOR WARRANT REPURCHASE AGREEMENT

This Creditor Warrant Repurchase Agreement (this “Agreement”) is made and entered into as of [•], 2026 by and between Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), and [•] (the “Seller”). Each of the Company and the Seller are hereinafter individually referred to as a “party” and collectively referred to as the “parties.”

PRELIMINARY STATEMENTS

A. The Seller owns [•] warrants to purchase common stock, par value $0.00001 per share (“Common Stock”), governed by that certain Creditor Warrant Agreement, dated as of September 4, 2020 (as amended, modified or supplemented from time to time, the “Warrant Agreement”; such warrants governed thereby, “Warrants”), between Computershare, Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”) and the Company.

B. The Company intends to complete an underwritten initial public offering of its Common Stock (the “IPO”) and has filed a registration statement on Form S-1 (File No. 333-275939) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection therewith.

C. In connection with the IPO, Company intends to effect a [•]-for-one split of its Common Stock following the effectiveness of the Registration Statement and prior to the Closing (as defined below) which will result in adjustments to the Warrants in accordance with the Warrant Agreement such that each outstanding Warrant shall become exercisable for [•] shares (such number of shares, the “Adjusted Warrant Share Number”) of Common Stock (such shares issuable upon exercise, “Warrant Shares”), at an exercise price of $[•] per Warrant Share (the “Adjusted Exercise Price”).

B. The Company intends to issue shares of Common Stock in the IPO on terms set forth on Schedule I hereto pursuant to an underwriting agreement, executed concurrently with this Agreement (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named on Schedule 1 thereto (the “Underwriters”), and to use a portion of the proceeds therefrom to repurchase from the Seller [•] Warrants (the “Repurchased Warrants”) on the terms and conditions set forth in this Agreement (such mutual agreement to purchase, transfer and sell the Repurchased Warrants being herein referred to as the “Repurchase”).

AGREEMENT

In consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

1. Purchase and Sale.

1.1 Purchase of Repurchased Warrants. The Seller hereby irrevocably agrees to sell, assign and transfer the Repurchased Warrants to the Company, and the Company irrevocably agrees to purchase the Repurchased Warrants from the Seller, in each case, on the terms and subject to the conditions in this Agreement. At the Closing, in full consideration of the Repurchase of the Repurchased Warrants sold at such Closing, the Company shall pay to the Seller for each such Repurchased Warrant cash via wire transfer in “same-day” funds an amount equal to the product of (i) the Purchase Price (as defined in the Underwriting Agreement) payable by the Underwriters pursuant to the Underwriting Agreement, less the Adjusted Exercise Price, multiplied by (ii) Adjusted Warrant Share Number, with respect to such Repurchased Warrant (the “Warrant Purchase Price”).

1.2 Delivery of Warrants in Escrow to Custodian. Concurrently with the execution of this Agreement, the Seller shall deliver the Repurchased Warrants (the “Escrowed Warrants”) to the Custodian (as defined below) to be held in escrow pursuant to the terms and subject to the conditions of a custody agreement by and among the Seller, the other selling securityholders party thereto, the Company and the Warrant Agent, as custodian (in such capacity and/or in its capacity as warrant agent under Warrant Agreement, as applicable, the “Custodian”), dated as of the date hereof (the “Custody Agreement”).

1.3 No Exercise or Disposal of Warrants. From and after the date hereof until the termination of this Agreement in accordance with its terms, the Seller agrees not to, directly or indirectly, (i) exercise the Escrowed Warrants in accordance with their terms and/or (ii) sell, assign, transfer, pledge, hypothecate, make gifts of or in any manner whatsoever dispose of or encumber any of the Escrowed Warrants, in each case without the prior written consent of the Company.

1.4 Closing.

(a) The closing of the Repurchase contemplated by this Agreement (the “Closing”) is expressly conditioned on the delivery of each deliverable set forth in Section 1.4(b) and shall occur immediately following the consummation of the IPO in accordance with the terms and conditions of the Underwriting Agreement, including the Company’s receipt of the aggregate proceeds from the Company’s sale of Common Stock pursuant thereto.

(b) At the Closing:

(i) Seller shall cause the Custodian to release from escrow, transfer and deliver to the Company for cancellation the number of the Repurchased Warrants by delivering to the Company and the Custodian the instructions set forth on Exhibit A hereto. Upon such transfer and delivery to the Company, the Repurchased Warrants so transferred shall terminate and no longer be of any force or effect.

(ii) The Company shall deposit, or cause to be deposited, with the Custodian the aggregate Warrant Purchase Price for such Repurchased Warrants in cash via wire transfer in “same-day” funds, which funds are to be disbursed by the Custodian in accordance with the terms of the Custody Agreement (it being understood that receipt by Seller of such disbursement from the Custodian shall not be a condition to the Closing).

1.5 RESERVED.

1.6 Seller’s Obligation to Close. Notwithstanding anything to the contrary in this Agreement, unless otherwise consented to in writing by the Seller, the Seller shall have no obligation to complete the Closing or consummate any Repurchase if the IPO is consummated on terms that would result in a lower Warrant Purchase Price than is contemplated hereby.

1.7 Release From Escrow. Upon the earliest to occur of (such occurrence, an “Escrow Termination Event”) (a) termination of this Agreement in accordance with its terms or (b) termination of the Underwriting Agreement in accordance with its terms, any Escrowed Warrants then held in escrow pursuant to the Custody Agreement and not previously repurchased by the Company in a Closing shall be released from escrow and returned to Seller in accordance with the Custody Agreement. To effect such release, upon the occurrence of an Escrow Termination Event, Seller may deliver written instructions to the Custodian certifying that an Escrow Termination Event has occurred and instructing the Custodian to release and transfer to Seller any Escrowed Warrants then held in escrow pursuant to the Custody Agreement and not previously repurchased by the Company in a Closing. Such instruction shall be sufficient, in and of itself, to cause the Custodian to so release and transfer such Escrowed Warrants.

2. RESERVED.

3. Representations and Warranties of Seller. The Seller represents and warrants to the Company, on the date hereof and as of immediately prior to the Closing, as follows:

3.1 Authorization. The Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite business entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller has all requisite business entity power to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform the Seller’s obligations thereunder. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Seller, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the “Equitable Exceptions”).

3.2 Warrants. The Seller owns of record and beneficially good and valid title to the Escrowed Warrants, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than (a) standard state and federal securities law private offering legends and restrictions, (b) those created by the bylaws or certificate of incorporation of the Company (collectively, as they may be amended, amended and restated or otherwise modified from time to time, the “Company Organizational Documents”), the Warrant Agreement, the securityholders agreement, dated as of September 4, 2020, by and among the Company, the Seller and the other parties thereto (as amended, the “Securityholders Agreement”), any underwriting agreement or other agreement entered into in connection with the IPO, or this Agreement and the agreements and other documents contemplated hereby, or (c) those arising from acts of the Company or its affiliates (collectively, “Liens”). Delivery to the Company of the Repurchased Warrants, upon payment therefor, will convey good and valid title to such Repurchased Warrants to the Company, free and clear of all Liens.

3.3 No Violations. The execution, delivery and performance by the Seller of this Agreement and the other agreements and documents contemplated hereby and the consummation by the Seller of the transactions contemplated hereby will not (a) violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or the Repurchased Warrants are bound or (b) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, license, franchise, permit, indenture, mortgage or instrument to which the Seller is a party or by which the Repurchased Warrants are bound, except, with respect to clauses (a) and (b), as would not reasonably be expected to impair Seller’s ability to consummate the transactions contemplated hereby.

3.4 Consents. Except as may be required under the Warrant Agreement, the Company Organizational Documents or the Securityholders Agreement, no consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Seller is a party or by which the Seller or the Repurchased Warrants are bound is required for the execution or delivery of this Agreement and the other agreements and documents to be executed by the Seller or the consummation by the Seller of the transactions contemplated hereby.

3.5 Receipt of Information. The Seller has received all the information that it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. The Seller hereby represents that the Seller has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchased Warrants and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access.

4. Representations and Warranties of the Company. The Company represents and warrants to Seller, on the date hereof and as of immediately prior to the Closing, as follows:

4.1 Organization and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has all requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby and perform its obligations thereunder. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other corporate action on the part of the Company is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Equitable Exceptions.

4.2 No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby will not (a) violate any provision of the Company Organizational Documents, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which the Company is a party or any of its properties or assets is bound.

4.3 Consents. Except as may be required under the Warrant Agreement, the Company Organizational Documents or the Securityholders Agreement, no consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Company is a party or by which the Company is bound is required for the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.

5. Additional Agreements.

5.1 No Further Rights or Obligations. Effective as of the Closing and upon receipt of the aggregate Warrant Purchase Price by the Custodian in accordance with Section 1.4 of this Agreement, except for any rights or remedies resulting from or relating to this Agreement or the transactions contemplated hereby, the Seller shall not have any further rights or obligations under the Repurchased Warrants sold at such Closing or with respect to any shares of Common Stock issuable thereunder.

5.2 FIRPTA Certificate. Concurrently with the execution of this Agreement, the Company shall provide to Seller the certificate described in U.S. Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), which states that the Repurchased Warrants are not U.S. real property interests and provide a copy of such statement to the U.S. Internal Revenue Service as required by such regulations.

5.3 Withholding. The Company shall be entitled to deduct and withhold (or shall cause to be deducted or withheld) from the Warrant Purchase Price otherwise payable under this Agreement such amounts as are required to be withheld or deducted under applicable law; provided, however, that the Company agrees to reasonably cooperate with any steps taken by the Seller to reduce or eliminate any withholding to the extent permitted by law.

5.4 Issuance of Form 8-K. Within four business days of the Closing, the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transaction contemplated hereunder and the Closing.

5.5 Certain Notifications. The Company shall promptly notify Seller in writing of any (i) amendment of, or waiver or failure to enforce any right of the Company under, the Underwriting Agreement, and (ii) event, action, fact or circumstance the existence, occurrence or taking of which has had or could reasonably be expected to have an adverse effect on, delay the closing of, or result in the failure of any condition to the closing of, the IPO under the Underwriting Agreement or the Closing under this Agreement.

6. General.

6.1 Entire Agreement. This Agreement (including the exhibit hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the Repurchases.

6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party, and any purported assignment in violation of this Section shall be null and void.

6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.

6.4 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.5 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement, including any covenants or agreements that require actions to be taken following the Closing, are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.6 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party to any other party shall be in writing and validly given if (a) delivered personally, (b) sent by electronic transmission, (c) delivered by overnight express or (d) sent by registered or certified mail, postage prepaid, as follows:

If to Seller:

[•]

Attention: [•]

Telephone: [•]

E-mail: [•]

With a copy to (which shall not constitute notice):

[•]

Attention: [•]

Telephone: [•]

E-mail: [•]

If to the Company:

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Attention: James O. Harp, Jr.

Email: james.harp@hornbeckoffshore.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C. and Ieuan A. List

Email: matt.pacey@kirkland.com; ieuan.list@kirkland.com

6.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be construed in accordance with laws of the State of Delaware, without regard to conflicts of law principles that would require application of the laws of any other jurisdiction. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that the Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, solely and specifically for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by each of the parties to jurisdiction and service contained in this Section 6.8 is solely for the purpose referred to in this Section 6.8 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

6.8 Expenses. Except as otherwise provided herein, the Company, on the one hand, and the Seller, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby whether or not Closing shall have occurred.

6.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Third Party Beneficiaries. Except as set forth in this Agreement, no person or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party.

6.10 Termination. Notwithstanding anything to the contrary herein, this Agreement shall automatically, without any further action by any party hereto, terminate and be of no further force or effect upon the earlier to occur of: (a) termination of the Underwriting Agreement in accordance with its terms, or (b) at the election of Seller by written notice to the Company if the obligation of Seller to consummate the Closing shall have lapsed in accordance with Section 1.6; provided, however, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Section 1.7 and Section 6 hereof shall survive any such termination and shall be enforceable hereunder. The parties may terminate this Agreement at any time prior to the Closing by mutual written consent.

6.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive.

(Signature page follows)

The parties have executed and delivered this Agreement as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial
Officer

[SELLER]

By:
Name:	[●]
Title:	[●]

[Signature page to Creditor Warrant Repurchase Agreement]

Schedule I:

Certain Terms of the IPO

Purchase Price (as defined in the Underwriting Agreement):	$[●] a share
Initial Public Offering Price:	$[●] a share
Closing Date:	[●], 2026